September 30, 1996




Dear WLR Foods, Inc. Shareholder:

     You are cordially invited to attend our annual meeting of shareholders on Saturday, October 26, 1996 at 10:00 a.m. at Turner Ashby High School, Bridgewater, Virginia. A map to the High School is on the back of this Proxy Statement. Following the meeting, we will have a lunch featuring our products. If you plan to attend the meeting, please sign and return the enclosed reply postcard.

     Also enclosed in this mailing is formal notice of the meeting, a proxy and a Proxy Statement detailing the matters upon which the shareholders will act at the annual meeting. Our Company's Annual Report for fiscal year ended June 29, 1996 is also enclosed.

     We urge you to complete, date and sign the enclosed proxy, and return it as soon as possible, even if you plan to attend the meeting. You may use the enclosed postage prepaid envelope to return both your reply postcard and the proxy.

     On  behalf  of  everyone  at WLR  Foods,  I  thank  you  for your
continued  support.   I  look  forward to  seeing  you  at our  annual
meeting.

                         Sincerely,


                         /s/ James L. Keeler
                         James L. Keeler
                         Chief Executive Officer
                         and President

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          OF WLR FOODS, INC.

     The annual meeting of shareholders of WLR Foods, Inc. will be held on Saturday, October 26, 1996, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, for the following purposes:

     1. To elect four Class C directors to serve until the annual meeting of shareholders in 1999.

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending June 28, 1997.

     3.   To transact  such other business as may properly come before
          the  meeting.   The  Board of  Directors  knows of  no  such
          business at this time.

     Only shareholders of record at the close of business on August 30, 1996 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting.

     To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to the commencement of the annual meeting.

                         By Order of the Board of Directors,


                         /s/ Robert T. Ritter
                         Robert T. Ritter
                         Secretary

                            WLR FOODS, INC.
                            P. O. Box 7000
                    Broadway, Virginia  22815-7000
                            (540) 896-7001

                            PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of WLR Foods, Inc. (the Company) to be held Saturday, October 26, 1996, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, and at any adjournments thereof (the Annual Meeting). The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The approximate mailing date of this Proxy Statement and the accompanying proxy is September 30, 1996. Our Company's Annual Report for the fiscal year ended June 29, 1996 is being mailed to the Company's shareholders concurrently with this Proxy Statement but should not be considered proxy solicitation material.

          All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting according to the instructions thereon. In the absence of such instructions, such proxies will be voted "FOR" the proposals detailed herein. Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to the commencement of the Annual Meeting. For each shareholder who is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Employee Stock Purchase Plan and/or Poultry Producer Stock Purchase Plan, the accompanying blue proxy covers the shares of Company common stock in such shareholder's accounts, as well as shares registered in the shareholder's name.

          The cost of the solicitation of proxies will be paid by the Company. Solicitations will be made by mail, except that, if necessary, officers, directors and regular employees of the Company and its affiliates may solicit proxies by telephone, facsimile or other electronic means or by personal calls. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of Three Thousand Five Hundred Dollars ($3,500.00) and reimbursement of expenses. Brokerage houses and nominees will be requested to forward the proxy solicitation material to the beneficial owners of WLR Foods stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this regard.

                 OUTSTANDING SHARES AND VOTING RIGHTS

          Only shareholders of record at the close of business on August 30, 1996 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding 17,699,486 shares of its common stock, no par value, each of which is entitled to one vote at the Annual Meeting.

          A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (Broker Shares) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

          If a quorum is established, directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting, and the proposal for the ratification of the independent auditors will be approved if the votes cast in favor of the proposal exceed the votes cast opposing. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast.

                 SECURITY OWNERSHIP OF CERTAIN PERSONS

          The following table sets forth the number and percentage of shares of Company common stock held as of June 29, 1996 by the only persons who, to the knowledge of the Company, beneficially own 5% or more of the Company's outstanding common stock.

______________________________________________________________________

Name and Address    Number Beneficially Owned    Percent of Class <F1>
______________________________________________________________________

Crestar Bank NA            2,231,935 <F2>               12.6%
919 E. Main Street
Richmond, VA  23219, Trustee for Cuddy Farms, Inc.
[FN]
<F1> Based on 17,681,893 shares outstanding as of June 29, 1996.

<F2> Includes 1,774,999 shares  held for the  benefit of Cuddy  Farms,
     Inc. pursuant to a voting trust dated August 29, 1994, under the terms of which the Trustee, Crestar Bank NA, is obligated to vote all shares in accordance with the recommendation of the Board. In the absence of a recommendation by the Board as to any proposal, the trustee will vote as directed by Cuddy Farms, Inc. The Voting Trust, subject to certain exceptions for early termination, terminates on August 29, 1998. Cuddy Farms, Inc. may not transfer its interest in the Cuddy Voting Trust except
     (a) to pledge, mortgage or otherwise encumber its interest or (b) to transfer its interest to Cuddy International Corporation or a wholly owned subsidiary of Cuddy International Corporation.

     Also includes 456,936 shares held by Crestar Bank, NA, Voting Trustee for the benefit of New Hope Feeds, Inc., Economy Truck Leasing, Inc., J. Harold Weber, James H. Weber, Jr., Robert L. Weber, and Peggy W. Kearney, pursuant to a Voting Trust Agreement dated September 29, 1995. Pursuant to the New Hope Feeds Trust Agreement, Crestar is obligated to vote the trust shares in accordance with the recommendation of the Board of Directors of the Company as to matters submitted to the shareholders, other than routine matters. The Voting Trust will terminate on September 29, 1999, subject to certain exceptions for early termination. Transfer restrictions similar to those applicable to the Cuddy Trust apply to the New Hope Feeds Trust.

          The following table sets forth the number and percentage of shares of Company common stock held as of June 29, 1996 by each of the Company's directors, each executive officer of the Company who was required to be named in the Cash Compensation Table, and by all directors and executive officers as a group.

______________________________________________________________________

Name                   Number Beneficially Owned    Percent of Class<F1>
______________________________________________________________________

John J. Broaddus                75,810<F3>                  *

George E. Bryan               2,660,516<F2,4>             15.0%

Charles L. Campbell           2,244,463<F2,5>             12.7%

Stephen W. Custer             2,318,237<F2,6>             13.1%

Calvin G. Germroth            2,249,965<F2,7>             12.7%

William H. Groseclose         2,235,177<F2,8>             12.6%

Henry L. Holler                  41,493<F9>                 *

J. Craig Hott                 2,337,005<F2,10>            13.2%

James L. Keeler               2,463,283<F2,11>            13.8%

Herman D. Mason               2,474,511<F2,12>            14.0%

James L. Mason                  193,102<F13>               1.1%

V. Eugene Misner                 89,716<F14>                *

Charles W. Wampler, Jr.       2,712,436<F2,15>            15.3%

William D. Wampler            3,135,912<F2,16>            17.7%

All directors and executive   4,892,370<F2,17>            27.1%
officers as a group (consisting
of 16 persons, including those
named above)
_____________________________

[FN]
* Denotes percent ownership not exceeding 1% of the class of common stock.

<F1> Based on  17,681,893 shares outstanding as of  June 29, 1996 plus shares which members of management have the option to purchase within 60 days of June 29, 1996.

<F2> Includes 1,774,999  shares  held  by  Crestar  Bank,  NA,  Voting
     Trustee for the benefit of Cuddy Farms, Inc. which must vote its shares in accordance with the recommendation of the Board of Directors of the Company as to any proposal to be submitted to shareholders. Also includes 456,936 shares held by Crestar Bank, NA, Voting Trustee for the benefit of New Hope Feeds, Inc., and others, which must vote its shares in accordance with the recommendation of the Board of Directors of the Company as to certain matters submitted to shareholders. Each director disclaims beneficial ownership in the shares owned by the Cuddy and New Hope Feeds Voting Trusts.

<F3> Includes  42,035 shares  owned directly, 25  shares owned  by his wife and 33,750 shares which Mr. Broaddus has the right to purchase within 60 days of June 29, 1996 through the exercise of options. Mr. Broaddus disclaims beneficial interest in the shares held by his wife.

<F4> Includes 143,998 shares owned  directly and 284,583 shares  owned
     by his  wife.   Mr. Bryan disclaims  beneficial  interest in  the
     shares held by his wife.

<F5> All shares owned directly,  except for shares owned by  the Cuddy
     Voting Trust and the shares owned by the New Hope Feeds Trust, as set forth in Note 2

<F6> Includes  47,477 shares  owned directly,  13,992 shares  owned as personal representative of the Estate of Margaret Custer, 22,684 shares held as custodian for Mr. Custer's two children, and 2,149 shares owned by his daughter who lives at Mr. Custer's home. Mr. Custer disclaims beneficial interest in the shares owned by his daughter or held by him as custodian.

<F7> All  shares   owned  directly   and  through   his  self-directed
     retirement account, except for shares owned by the Cuddy Voting Trust and the shares owned by the New Hope Feeds Trust, as set forth in Note 2.

<F8> All  shares   owned  directly   and  through  his   self-directed
     retirement account, except for shares owned by the Cuddy Voting Trust and the shares owned by the New Hope Feeds Trust, as set forth in Note 2.

<F9> Includes 6,431 shares  owned jointly with his  wife, 1,312 shares through his self-directed retirement account, and 33,750 shares which Mr. Holler has the right to purchase within 60 days of June 29, 1996 through the exercise of options.

<F10>Includes 104,770 shares owned by E. E. Hott, I, of which Mr. Hott is an officer and director, and 300 shares held by his wife as custodian for Mr. Hott's two children. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

<F11>Includes  52,707 shares owned  directly and through self-directed retirement accounts, and 23,641 shares owned by his wife directly and through her self-directed retirement account, and 155,000 shares which Mr. Keeler has the right to purchase within 60 days of June 29, 1996 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

<F12>Includes 189,854 shares owned directly  and 52,722 shares held as trustee for the Louise T. Mason Trust. Mr. Mason disclaims beneficial interest in the shares held by the Trust.

<F13>Includes   50,069   shares  owned   directly   and   through  his
     self-directed retirement account, 20,734 shares owned jointly with his wife, 1,027 shares owned by his wife through her self-directed retirement account, 5,903 shares held as custodian for Mr. Mason's two children, and 47,369 shares held as trustee for the Herman D. Mason Trust and 68,000 shares which Mr. Mason has the right to purchase within 60 days of June 29, 1996 through the exercise of options. Mr. Mason disclaims beneficial ownership in the shares owned by his wife or held by him as custodian.

<F14>Includes 1,297 shares owned through  his self-directed retirement account, 31,990 shares owned jointly with his wife, 1,342 shares owned by his wife through her self-directed retirement account, 337 shares owned by his son who lives in Dr. Misner's home, and 54,750 shares which Dr. Misner has the right to purchase within

     60 days of June 29, 1996 through the exercise of options. Dr. Misner disclaims beneficial ownership in the shares owned by his wife and son.

<F15>Includes 138,498 shares owned directly  and as general partner of
     Wampler Land, 67,965 shares owned by his wife, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 79,569 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F16>Includes 399,847 shares owned directly and  as general partner of
     Wampler Land, 201,903 shares owned by his wife, 28,189 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 79,569 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F17>This number  does not  reflect the  sum of all  of the  preceding numbers of shares beneficially owned by all of the above-named directors and officers since 2,117 shares held by Charles W. Wampler, Jr. and William D. Wampler as general partners of Wampler Land, and 274,038 shares held as trustees by both Charles
     W. Wampler, Jr. and William D. Wampler have been taken into account in determining the number of shares beneficially owned by each of Charles W. Wampler, Jr. and William D. Wampler, individually, and the 2,231,935 shares held by the Cuddy Voting Trust and the New Hope Feeds Voting Trust have been taken into account in determining the number of shares beneficially owned by each of the directors. In addition, this amount includes 360,083 shares which the group has the right to purchase within 60 days of June 29, 1996 through the exercise of options.

 PROPOSAL ONE:      ELECTION OF DIRECTORS

          The term of office for the current Class C directors expires at the Annual Meeting. The Board of Directors has nominated such directors, namely George E. Bryan, Charles L. Campbell, William H. Groseclose and William D. Wampler for election, for a three-year term, by the shareholders at the Annual Meeting. Messrs. Bryan, Campbell, Groseclose and Wampler were elected by shareholders at the 1993 annual meeting.

          The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of a substitute nominee designated by the Board. The Board has no reason to believe any of the nominees will be unable to serve if elected.

          Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Robert T. Ritter, Secretary, WLR Foods, Inc., P. O. Box 7000, Broadway, Virginia 22815-7000, not later than
(i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder,
(iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated by the Board of Directors, and (v) the consent of each nominee to serve as a director of the Company if elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

             The Board recommends election of the Class C director nominees set forth on the following page.

             INFORMATION CONCERNING DIRECTORS AND NOMINEES
          Biographical summaries for the four director nominees and the six directors continuing in office appear in the following chart.

__________________________________________________________________________

Name and Position                 Director        Principal Occupation
with the Company        Age        Since        During the Last Five Years
__________________________________________________________________________

                           Director Nominees
                           CLASS C DIRECTORS
       (to serve until the 1999 annual meeting of shareholders)

George E. Bryan          74        1984       Poultry and livestock farmer

Charles L. Campbell      48        1988       Commissioner of Revenue for Page
                                              County, Virginia; broiler producer

William H. Groseclose    65        1993       Chairman of Harrisonburg Regional
                                              Board and Winchester Regional
                                              Board of First Union National Bank
                                              of Virginia; previously Chief
                                              Executive Officer of Shenandoah
                                              Valley region of Dominion  Bank

William D. Wampler       68        1984       Poultry and livestock farmer

                    Directors Continuing in Office
                           CLASS A DIRECTORS
       (to serve until the 1997 annual meeting of shareholders)

J. Craig Hott            43        1988       Vice President of Hott's
                                              Farming, Inc. and Hott's
                                              Ag-Services, Inc.

Herman D. Mason          75        1984       Retired; previously,
 Vice Chairman                                Chief Executive  Officer
 of the Board                                 of the Company until 1988

Charles W. Wampler, Jr.  80        1984       Poultry and livestock farmer
Chairman of the Board

                           CLASS B DIRECTORS
       (to serve until the 1998 annual meeting of shareholders)

Stephen W. Custer        54        1984       President of Custer Associates,
                                              Inc. (consulting firm)

Calvin G. Germroth       72        1988       Broiler producer

James L. Keeler          61        1988       Chief Executive Officer of the
 President                                    Company since February 1988

                     BOARD MEETINGS AND COMMITTEES

          The Board met eight times during fiscal year ended June 29, 1996. Each director attended at least 75% of the aggregate of the total number of Board meetings held while he was a director and the total number of meetings held while he was a director by all committees of the Board on which he served. Nonmanagement directors of the Company received $2,000 for attending a regularly scheduled Board meeting, $500 for specially called Board meetings (excluding telephonic meetings) and $500 for attending committee meetings not held in conjunction with Board meetings. In addition, non-payroll directors received an annual retainer of $13,000.

          The Company has a standing Audit Committee which currently consists of George E. Bryan, Calvin G. Germroth, and J. Craig Hott. The Audit Committee met four times since last year's annual meeting. The Audit Committee recommends to the Board the independent audit firm to be employed by the Company and meets with the independent auditor to discuss quality of management and financial, accounting and internal audit procedures. The Audit Committee also monitors the Company's compliance with applicable requirements of the National Association of Securities Dealers, Inc. relating to independent directors, and reviews, at least annually, all related party transactions and potential conflicts of interest, recommending appropriate action as needed.

          The Company has a standing Nominating Committee which currently consists of Stephen W. Custer, Calvin G. Germroth and William D. Wampler. The Nominating Committee met once since last year's annual meeting. The Nominating Committee proposes to the Board a slate of director nominees and terms of office for such nominees for the Board to consider in recommending to the Company's shareholders director nominees for election. The Nominating Committee also proposes nominees for Board appointment as vacancies occur and for Board committee assignments and vacancies.

          The Company has a standing Executive Compensation Committee which currently consists of Charles L. Campbell, William H. Groseclose, and Herman D. Mason. The Executive Compensation Committee met once since last year's annual meeting. The Executive Compensation Committee determines the annual salary, bonus and other benefits of the Chief Executive Officer and makes decisions relating to awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During the last fiscal year, the Executive Compensation Committee consisted of Herman D. Mason, Charles L. Campbell and Charles W. Wampler, Jr. As described in the following section entitled "Certain Relationships and Related Transactions," Messrs. Campbell and Wampler are contract growers for the Company. Additionally, Messrs. Mason and Wampler were considered employed by the Company until their resignation in February, 1994.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company has always been fortunate to have directors who are actively involved in, and knowledgeable about, the Company's businesses. As a result, the Company has relationships with certain directors and their families.

          The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors, members of their immediate family, and entities related to the directors who were contract growers with the Company during fiscal year ended June 29, 1996, and (ii) amounts paid to entities related to directors which were contract growers if such payments exceeded five percent of such entities' gross revenues for such activity during fiscal year ended June 29, 1996. All such transactions were on the same bases and terms as transactions with unrelated parties.
______________________________________________________________________

Total Amount Received from the
Directors                          Company and its Subsidiaries
______________________________________________________________________

Charles L. Campbell                      $  85,897

J. Craig Hott
    Hott's Farming, Inc.                 $ 234,429

James L. Keeler
    Gregory Keeler, his son              $ 181,290

Charles W. Wampler, Jr.
    C. W. Wampler & Sons                 $ 181,943

 William D. Wampler
    May Meadows Farm, Inc.               $ 151,296
    C. W. Wampler & Sons                   181,943

          During fiscal year ended June 29, 1996, the Company purchased, either directly or through third-party suppliers, $341,903 of fuel oil and propane from Franklin Oil Co., Inc., of which J. Craig Hott is a director and minority shareholder. The prices and terms were comparable to those of other oil companies in the area.

          During fiscal year ended June 29, 1996, the Company paid $4,095 to Custer Associates, Inc., a consulting firm owned by Stephen W. Custer, which assisted with the Company-wide quality control program. Also during the past fiscal year, the Company's subsidiary Wampler Foods, Inc. sold a parcel of real estate containing approximately 43 acres located in Shenandoah County, Virginia to V. Eugene Misner for the price of $89,225. This was the same price paid by Wampler Foods, Inc. in acquiring the property approximately one year earlier. The terms of both transactions were competitive and fully disclosed to the Board.

          Charles W. Wampler, Jr. and William D. Wampler are brothers and are uncles of Stephen W. Custer.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in common stock. Based on copies of those reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner for the fiscal year ended June 29, 1996, except that, due to an administrative error, the granting of options pursuant to the Company's Long-Term Incentive Plan was not reported on a timely basis. The options were granted to James L. Keeler, Delbert L. Seitz, Jane T. Brookshire, James L. Mason, V. Eugene Misner, Henry L. Holler and John
J. Broaddus. The granting of the options was reported on the next Form 4 filing following the discovery of the error.

            REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Compensation Philosophy

          The Executive Compensation Committee of the Company's Board of Directors determines the annual salary, bonus and other benefits of the Company's Chief Executive Officer and makes decisions relating to stock option awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan. The Company's overall policy regarding executive compensation is to provide competitive compensation packages that attract and retain qualified executives and to reward its executives for financial and operating results, both annual and long-term, which enhance the value of shareholders' investment in the Company.

Base Salary

          The base salary component of executive compensation within the Company reflects the first goal stated above of attracting and retaining qualified executives. Based on available figures, the Company executives' base salaries are competitive with other companies within Virginia and the industry. Companies considered in determining executive compensation are not the same as the peer group reflected in the Stock Price Performance Graph due to the Committee's belief that, unlike the performance of stock traded on a national market, executive compensation should be evaluated in comparison with similar companies in the same geographic area. Periodic increases in base salary are based on evaluations of past and current performance, competitive market conditions and Company performance.

          With respect to the Chief Executive Officer, the Committee believes that a significant portion of annual compensation should be tied directly to Company performance, and that adjustments to base salary should be consistent with Company-wide salary adjustments. Accordingly, the Committee has historically adjusted the base salary of the Chief Executive Officer according to the average percentage increase for all Company employees.

          This holds true for 1997 when, because of the challenges presented by record grain prices and other external forces, executive base salaries remained at the same level as the previous year throughout the Company.

Cash Bonus

          The Company's Incentive Bonus Program focuses on the second goal of the Company's compensation philosophy, that of rewarding financial and operating results on an annual basis. The Company developed the Incentive Bonus Program in 1988 with the assistance of independent executive compensation consultants, and the Program has been administered since then by the Company's Human Resources Department for the benefit of executive officers and other key personnel. The bonus pool is determined annually by reference to the Company's return on equity (ROE), and each individual's specific bonus allocation is calculated by multiplying ROE (adjusted for accrued incentive pay and taxes) by his or her base salary and by a bonus factor which is based on his or her position within the Company. Thus, bonuses comprise the part of management compensation that is "at risk" based on the Company's annual performance. As borne out in the eight-year history of the Company's Incentive Bonus Program, for years, such as 1996, in which the Company does not have a strong return on equity, a significant portion of management's annual compensation is reduced.

Long-Term Incentive Plan

          Rewarding Company executives on a long-term basis is accomplished through the Company's Long-Term Incentive Plan, a stock option plan approved by the Company's shareholders in 1988. By encouraging management investment in Company stock, the Plan aligns management's interests with that of the shareholders: namely, to enjoy long-term appreciation in the value of the Company's common stock.

          At   the   Plan's   inception,  an   independent   executive
compensation consulting firm recommended the number of options that should be granted to the Company's executive officers and other key personnel. The Executive Compensation Committee awarded options at levels below those initially advised by the consultants and, since then, has awarded options generally consistent with the first year's levels.

          During the first three years of option grants, all options were granted at the market price prevailing at the time of the grant. Due to special circumstances in each of 1992, 1993 and 1994, the option price was established above the market price in those years.
In 1992, the Committee set the price at the prior year-end market price rather than the then current market price. The Committee believed that the prevailing market price plus $3.38 ($2.25 as adjusted for the 3-for-2 stock split on May 12, 1995) was more reflective of the true value of the Company's shares at that time. In 1993, the Company completed a public offering of common stock priced at $22 ($14.67 split-effected) in February and the Committee established the option price in July at $22 ($14.67 split-effected), even though the market price on the grant date was $5 lower, or $17 ($11.33 split-effected) per share. In 1994, the Company was the target of an unsolicited tender offer by Tyson Foods, Inc. of $30 per share; consequently the Committee established the option price at $30 ($20 split-effected) instead of the 1994 year-end trading value of $25.50 ($17 split-effected). In 1995, the Committee returned to its original practice, establishing the exercise price of $15, based on the current market price after the 3-for-2 stock split on May 12, 1995 of $14.375. Options granted in 1996 have an exercise price of $14.125, the market price of the Company's stock at the end of the fiscal year.

          In 1995, the Company again engaged the services of a compensation consulting firm to review the Company's Long-Term Incentive Plan. The consultants made several recommendations regarding the level of options granted, the term of the options and whether the Company should grant incentive stock options (ISOs) or non-qualified options as in the past. The granting of ISOs would permit executives to defer the income tax consequences of their options with no impact on the Company's earnings. The consultants also recommended that the Company implement a supplemental employee retirement plan (SERP) in order for executive compensation to be more competitive with companies of similar size.

          The Company deferred implementation of the SERP recommended by the consultant. However, the Company accepted the recommendation, beginning in fiscal year 1995, to grant options with a term of ten years rather than five years as in the past, and to grant ISOs to the extent permitted by the current Internal Revenue Code, neither of which recommendations affect the Company's earnings.

Deferred Compensation

          The final significant component of the Chief Executive Officer's compensation is deferred compensation, serving both goals of providing a competitive compensation package and rewarding results. Mr. Keeler's deferred compensation is essentially a retirement plan with payouts beginning the year after Mr. Keeler retires as Chief Executive Officer, but payouts are calculated by reference to the increase in the Company's book value due to earnings over the term of Mr. Keeler's service. Specifically, 1.5% of the annual increase in the Company's book value is allocated annually to a deferred compensation account which, together with accrued interest, is payable to him in one or more installments beginning in the year after his retirement. However, if Mr. Keeler's employment is terminated involuntarily or because of a change in control of the Company, the balance of Mr. Keeler's deferred compensation account becomes payable immediately.

          During the past fiscal year, the Company established the 1995 Nonqualified Deferred Compensation Plan (Nonqualified Plan). The purpose of this nonqualified, unfunded plan is to permit certain members of management and other employees to supplement their retirement savings beyond the limits imposed by federal tax law on the Company's Profit Sharing and Salary Savings Plan and Trust (Profit Sharing Plan). Pursuant to the Nonqualified Plan, employees may elect to defer a portion of their salary and bonus until their retirement or other termination. The Company does not contribute to the Plan. However, to the extent that deferrals under the Nonqualified Plan reduce a participant's compensation base for purposes of the Company's contribution to the Profit Sharing Plan, the Company will credit to the participant's Nonqualified Plan account an amount equal to the difference between the Company's actual contribution to the Profit Sharing Plan and the amount which the Company would have contributed had the participant not elected to defer an additional amount under the Nonqualified Plan.

Chief Executive Officer Compensation

          Due to the financial pressures on the Company caused by record grain prices and other external forces affecting the industry as a whole, Mr. Keeler's base salary for the current year remains unchanged from the previous year. Also, as described in the discussion of cash bonus above, like all executives, Mr. Keeler's bonus is a function of the Company's ROE. While Mr. Keeler is entitled to a guaranteed minimum bonus, he has elected not to receive a bonus for 1996. Finally, the number of stock options awarded to Mr. Keeler under the Long-Term Incentive Plan remained at the same level as for the past year.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

          Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits the annual compensation deduction for federal income tax purposes of publicly held companies, such as WLR Foods, Inc., to $1 million for compensation paid to each of its chief executive officer and its four highest compensated executive officers other than the chief executive officer. However, this limit does not apply to "performance-based"
compensation  as   defined  in  that   section  and  the   regulations
thereunder.

          The Company does not anticipate that the total annual compensation paid to any executive, including the Chief Executive Officer, will exceed the $1 million limit, although an executive's compensation could exceed such limit if the executive were to exercise all outstanding stock options. Moreover, options granted pursuant to the Company's Long-Term Incentive Plan currently qualify as performance-based compensation, and are therefore not subject to the limitation, because such options are based on a stock price that is no less than fair market value at the time of the grant. Consequently the amount of compensation an executive can receive pursuant to the Long-Term Incentive Plan is based solely on subsequent increases in the value of the stock. Accordingly, Section 162(m) is expected to have no impact on the Company during the current fiscal year.

                              Herman D. Mason
                              Charles L. Campbell
                              William H. Groseclose
                              Executive Compensation Committee Members

                         SUMMARY COMPENSATION

          The Summary Compensation Table below contains information concerning annual and long-term compensation provided to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company for all services rendered to the Company and its subsidiaries for the fiscal years ending June 29, 1996, July 1, 1995 and July 2, 1994.

                                     SUMMARY COMPENSATION TABLE
_________________________________________________________________________________________________
                                                                   Long Term         Other
     Name and                      Annual   Compensation           Compensation<F1> Compensation<F2>
Principal Position            Year     Salary ($)    Bonus ($)       Options            ($)
_________________________________________________________________________________________________
James L. Keeler               95-96    $256,248      $      0        60,000        $  4,295
  Chief Executive             94-95     249,998       116,693        60,000         192,425
  Officer & President         93-94     245,096       159,458        50,625         203,651

James L. Mason                95-96    $200,000      $      0        30,000        $  3,263
  President,                  94-95     181,866        57,861        30,000           4,711
  Wampler Foods               93-94     172,221        75,958        21,750           6,042

V. Eugene Misner              95-96    $171,500      $      0        11,250        $  4,845
  Vice President              94-95     170,311        43,348        11,250           4,579
  Live Production             93-94     163,882        66,638        11,250           5,929
  Wampler Foods

Henry L. Holler               95-96    $171,500      $      0        11,250        $  4,579
  Vice President              94-95     138,321        43,348        11,250           4,481
  Sales & Marketing           93-94     133,099        48,107        11,250           4,951
  Wampler Foods

John J. Broaddus              95-96    $151,750      $      0        17,500        $  4,113
  Executive Vice-             94-95     139,819        27,193        11,250           5,107
  President                   93-94     137,034        37,147        11,250           5,274
  Wampler Foods
_____________________________

[FN]

<F1> Options granted for the fiscal year ending July 2, 1994 have been adjusted to give effect to the 3-for-2 stock split on May 12, 1995.

<F2> Includes  Company contributions  made  to  the  Company's  Profit
     Sharing and Salary Savings Plan and term life insurance premiums paid by the Company on behalf of the executive officers. Company contributions to the Profit Sharing and Salary Savings Plan on behalf of the named Executives were $3,729 for Mr. Keeler, $2,695 for Mr. Mason, $4,231 for Mr. Misner, $3,967 for Mr. Holler, and $3,579 for Mr. Broaddus. The Company paid life insurance premiums of $566 for Mr. Keeler, $568 for Mr. Mason and $614 for Mr. Misner, $612 for Mr. Holler and $534 for Mr. Broaddus.

                   OPTION GRANTS IN LAST FISCAL YEAR
____________________________________________________________________________

                         % of Total
                         Options      Exercise
                Options  Granted to   or Base
                Granted  Employee in  Price     Expiration  Grant Date
                   (#)   Fiscal Year  $/Share   Date        Present Value<F1>
____________________________________________________________________________

James L. Keeler  60,000     1.5%     $14.125    06/29/06      $340,800
James L. Mason   30,000    15.7%     $14.125    06/29/06      $170,400
John J. Broaddus 17,500     9.2%     $14.125    06/29/06      $ 99,400
V. Eugene Misner 11,250     5.9%     $14.125    06/29/06      $ 63,900
Henry L. Holler  11,250     5.9%     $14.125    06/29/06      $ 63,900
______________________________

[FN]
<F1>The  values shown  reflect a  standard application  of  the Black-
    Scholes Option Pricing Model, assuming a risk-free rate of return of 5.6%, an annualized volatility factor of 43% and an annualized dividend rate as of the grant date of 24 cents per share. Values shown do not take into account risk factors such as nontransferability and restrictions on exerciseability. The Black-Scholes Model is a commonly utilized model for valuing options which assumes that the possibilities of future stock returns (dividends plus stock value appreciation) resemble a bell shaped curve. The model applies a statistical analysis to the Company's historical data to project the value of the options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                                                                  Value of
                                                 Number of      Unexercised
                                                Unexercised     In-The-Money
                                                 Options at    Options<F2> at
                                                 Fiscal<F1>        Fiscal
                         Shares                  Year-End (#)     Year-End ($)
                      Acquired<F1>   Value      Exercisable/    Exercisable/
     Name            On Exercise(#) Realized($) Unexercisable   Unexercisable
     ______________________________________________________________________

     James L. Keeler    50,625       $78,574    155,000/116,875  $111,831/0
     James L. Mason     21,750       $33,758     68,000/57,250   $ 48,046/0
     John J. Broaddus        0       $     0     33,750/28,750   $ 24,851/0
     V. Eugene Misner   21,750       $38,227     54,750/22,500   $ 48,046/0
     Henry L. Holler    11,250       $23,770     33,750/22,500   $ 24,851/0
     ____________________
     [FN]
     <F1> Adjusted to give effect to the May 12, 1995 3-for-2 stock split.

     <F2> Represents  the  difference between  the  exercise  price of  the option and $14.125, the average of the best bid and asked prices of the Company's common stock as reported on the NASDAQ/National Market System on June 28, 1996.

                              EXECUTIVE AGREEMENTS

               The Company has an employment agreement with the Chief Executive Officer which expires June 27, 1998. The agreement governs Mr. Keeler's compensation, specifically his base salary, bonus, perquisites and benefits. Pursuant to the agreement, during the current fiscal year, Mr. Keeler's base salary remains unchanged at $256,248 and his bonus factor, discussed under "Cash Bonus" on page 11 is 4.0, also the same as last year. Although Mr. Keeler is guaranteed a bonus of $25,000, in light of the challenges currently facing the Company, such as the record high grain prices, Mr. Keeler felt it appropriate to forego his guaranteed bonus for the past fiscal year. Mr. Keeler's deferred compensation allocation will be calculated at 1.5% of the increase in the Company's book value over each preceding year, as explained previously under "Deferred Compensation." The Company has also agreed to provide group health insurance coverage to Mr. Keeler and his wife for the remainder of their lives, provided he does not retire before age 65. Mr. Keeler's perquisites and benefits are consistent with those provided to the Company's senior management.

               The Company has entered into severance agreements  with each of James L. Keeler, James L. Mason, V. Eugene Misner, Henry L. Holler and John J. Broaddus (the Severance Agreements). Pursuant to the Severance Agreements, each of these individuals is entitled to certain payments (described below) if the Company terminates his employment during a specified period following a "Change in Control" of the Company.

               For  purposes of  the  Severance  Agreements, a  "Change  in
     Control" occurs (A) when an individual, entity or group acquires beneficial ownership of 20% or more of the combined voting power of the Company's outstanding stock, subject to certain exceptions set forth in the executive's severance agreement, (B) when individuals who, as of February 4, 1994, constituted the Board of Directors (the "Incumbent Board") and individuals whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least seventy-five percent of the directors then comprising the Incumbent Board (who shall after election be considered members of the Incumbent Board unless such election occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company's Board Of Directors) shall cease to constitute a majority of the Company's Board of Directors, (C) upon the approval by the shareholders of the Company of a reorganization, merger or consolidation except in certain instances set forth in the executive's severance agreement, or (D) upon approval by the shareholders of the Company of the complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, except in certain instances set forth in the Severance Agreements.

               The Severance Agreements for each of Messrs. Keeler, Mason and Broaddus provide that if the Company terminates his employment during the three year period following a Change in Control of the Company, other than for death, Cause (willful and continued failure to perform duties or willful engaging in illegal conduct, defined more specifically in the Severance Agreements) or Disability (as defined in the Severance Agreement), or if he resigns for Good Reason (includes an adverse change in status or position, a reduction in base salary or benefits, or relocation, defined more specifically in the Severance Agreements) during such three year period, he is entitled to receive an amount in cash (the Severance Payment) equal to three times his total annual compensation, which includes: (A) the higher of (x) his annual base salary on the date of termination or (y) his annual base salary in effect immediately prior to the Change in Control and (B) an amount equal to the average of the bonuses awarded to him in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the employee shall be entitled to receive a "gross-up" payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in his Severance Agreement. These Severance
     Agreements also provide for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his employment is terminated during such three year period. In addition, Mr. Keeler will be entitled to receive the Severance Payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a Change in Control. The Severance Agreements for Messrs. Misner and Holler are similar to those described above for Messrs. Mason and Broaddus except they cover a two year period after a Change in Control, the amount payable is equal to one and one-half times his total annual compensation, and employee welfare benefits will continue for one and one-half years if his employment is terminated during such two year period.

                          STOCK PRICE PERFORMANCE GRAPH

               The graph on this page presents a comparison of five-year cumulative total shareholder returns for WLR Foods, Inc., the S&P 500 Index and a Peer Group Index. The graph reflects the annual return from the Company's five previous fiscal years-end, developed with a monthly index, assuming dividends are reinvested monthly. The graph also assumes an initial investment of $100 on June 29, 1991. The Peer Group Index consists of Cagles, Inc., Golden Poultry Co., Inc., Hudson Foods, Inc., Pilgrims Pride Corporation and Sanderson Farms, Inc., companies within the same industry and with similar equity market capitalization.









                               [Insert Graph Here]

                  6/91     6/92     6/93     6/94     6/95     6/96
     Composite    100       89      120       133      140      153
     S&P 500      100      113      129       131      165      208
     WLRF         100       82       98       150      128      127


      PROPOSAL TWO:      APPOINTMENT OF INDEPENDENT AUDITORS

               KPMG Peat  Marwick LLP of Richmond,  Virginia, were auditors for the fiscal year ended June 29, 1996, and are being recommended to the Company's shareholders for appointment as auditors for the fiscal year ending June 28, 1997. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

           THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                              SHAREHOLDER PROPOSALS

               Shareholders are reminded that proposals of shareholders intended to be presented at the Company's 1997 annual meeting must be received by the Secretary of the Company, at its principal executive offices, P. O. Box 7000, Broadway, Virginia 22815-7000, for inclusion in its proxy statement relating to that meeting, by May 31, 1997.

     Upon written request to the Secretary, at the address given on page one, the Company shall provide shareholders, without charge, a copy of the Company's annual report on Form 10-K for fiscal year ended June 29, 1996.

                                        By Order of the Board of Directors


                                        Robert T. Ritter
                                        Secretary
     September 30, 1996